Exhibit 5.1

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Pernix Therapeutics Holdings, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the resale by the selling shareholders named in the Registration Statement of up to 4,427,084 shares of the Company’s common stock, $.01 par value per share (the “Initial Shares”) and an additional 651,042 shares of our common stock, $.01 par value per share, issuable upon the occurrence of a milestone event (the “Additional Shares”).

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of the originals of the documents submitted to us, the conformity to authentic original of any documents submitted to us as copies, the authenticity of the originals of such latter documents and that the Registration Statement and any amendments thereto (including all necessary post-effective amendments) will have become effective and comply with all applicable laws. As to any facts material to the opinions expressed herein which were not independently established or verified by us, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that:

(a) the Initial Shares and Additional Shares have been lawfully and duly authorized;

(b) the Initial Shares have been validly issued, fully paid and non-assessable; and

(c) the Additional Shares, when issued upon the occurrence of a milestone event, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited by and subject to the following qualifications:

(a) In rendering the opinions expressed herein, we have assumed that no action that has been taken by the Company in connection with the matters described or referred to herein will be modified, rescinded or withdrawn after the date hereof.

(b) This opinion letter is limited to the matters expressly stated herein, and no opinions may be inferred or are implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours very truly,

/s/ JONES WALKER L.L.P.

January 24, 2013

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE L.L.P.
201 St. Charles Avenue  ▪  New Orleans, Louisiana 70170-5100  ▪ 504-582-8000  ▪  Fax 504-582-8583  ▪  www.joneswalker.com
ALABAMA ARIZONA DISTRICT OF COLUMBIA FLORIDA GEORGIA LOUISIANA MISSISSIPPI NEW YORK TEXAS